Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com

FIRM / AFFILIATE OFFICES
Abu Dhabi	Munich
Barcelona	New Jersey
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Dubai	Paris
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London	Shanghai
Los Angeles	Silicon Valley
Madrid	Singapore
Milan	Tokyo
Moscow	Washington, D.C.

February 5, 2009

Accuray Incorporated

1310 Chesapeake Terrace

Sunnyvale, CA 94089

Re: Accuray Incorporated; Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Accuray Incorporated, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 1,500,000 shares of common stock of the Company (the “Option Shares”), par value $0.001 (the “Common Stock”), pursuant to the Company’s 2007 Incentive Award Plan (the “2007 Plan”) and up to 545,889 shares of Common Stock (together with the Option Shares, the “Shares”) pursuant to the Company’s 2007 Employee Stock Purchase Plan (together with the 2007 Plan, the “Plans”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 5, 2009 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectuses, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchaser(s), or certificates representing the Shares (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and when the Shares have been issued by the Company against payment therefor of not less than par value in the circumstances contemplated by the Plans, assuming in each case that the individual grants or awards under the Plans are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, the Shares will be validly issued, and the Shares will be fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins